Exhibit 99.1

Ever-Glory Reports Third Quarter 2009 Financial Results

-- 3Q09 Gross Margin Increased 420 Basis Points YoY to 18.6% --
-- 3Q09 Net Income Increased 200.3% to $1.9 million or $0.14 per diluted share –

Nanjing, China, November 9, 2009 – Ever-Glory International Group, Inc. (the “Company,” “Ever-Glory”) (NYSE Amex: EVK), a leading apparel supply chain manager and retailer in China, today reported its financial results for the third quarter ended September 30, 2009.

During the third quarter 2009, net sales decreased 21.8% to $24.9 million from $31.9 million in the third quarter of 2008. This decrease was primarily attributable to decreased sales orders in the Company’s wholesale business because of the global economic slowdown.

Retail sales from LA GO GO, the Company’s branded retail division, increased to $2.6 million, or 152.8%, compared to $1.0 million in the third quarter of 2008.

"The third quarter of 2009 proved to be a challenging quarter in our wholesale business," commented Mr. Edward Yihua Kang, Chairman of the Board and Chief Executive Officer of Ever-Glory.  “Our wholesale business experienced decreased sales.  The majority of this decrease was due to our decision in the second quarter to halt orders with several customers as we couldn’t be certain of their ability to maintain timely payments thus affecting year over year comparisons for the remainder of 2009.  Our top priority in this difficult economy is to protect Ever-Glory, its financial position and its cash flow.  We believe we are taking the appropriate steps to protect our finances and provide Ever-Glory with a more stable customer base.

“Our retail business remains strong and we recorded over $2.6 million of retail sales in the quarter versus approximately $1.0 million in the third quarter of last year. In the third quarter of 2009, we opened 25 new LA GO GO stores, closed one store and as of September 30, 2009 we had 154 LA GO GO stores in operation in total. Also encouraging is that our retail sales per square foot per month increased approximately 15% compared to the same period of last year.”

In the third quarter of 2009, gross profit increased 0.9% to $4.63 million from $4.59 million in the third quarter of 2008.  Gross margin increased 420 basis points to 18.6% in the third quarter of 2009, compared to 14.4% in the third quarter of 2008 largely because we decreased lower margin orders as a continued effort to pursue higher added value operations in our wholesale business and same store sales increased during the quarter ended September 30, 2009 in our retail business.

Selling expenses increased 94.7% to $1.1 million in the third quarter of 2009 from $564 thousand in the third quarter of 2008.  This increase was primarily due to increased retail staff, renovation and retail marketing expenses to promote LA GO GO.  General and administrative expenses decreased 7.2% to $1.6 million from $1.7 million in the third quarter of 2008. Although we increased payroll for additional management, design and marketing staff as a result of our business expansion, total G&A expenses decreased because non-occurrence of the expenses related to our AMEX listing which occurred in the third quarter of 2008.

Income from operations for the third quarter of 2009 decreased 15.8% to $2.0 million, or 7.9% of total sales, compared to $2.3 million, or 7.3% of sales, in the third quarter of 2008.

Net income for the third quarter of 2009 increased 200.3% to $1.9 million or $0.14 per diluted share from $643 thousand, or $0.05 per diluted share in the third quarter of 2008.

Balance Sheet and Cash Flow
As of September 30, 2009, the Company had $3.6 million of cash and cash equivalents, compared to $1.4 million as of December 31, 2008, Ever-Glory had working capital of approximately $18.5 million as of September 30, 2009. The Company had bank loans of $5.4 million as of September 30, 2009.

Exhibit 99.1

Business Outlook

For full year 2009, the Company anticipates total net sales of $103 million to $118 million and net income of $5.8 million to $6.5 million.  The full year revenue forecast is comprised of $90 million to $100 million in expected wholesale revenue and $13 million to $18 million in expected revenue from retail.

Conference Call

The Company will hold a conference call today at 8:30 a.m. Eastern Time which will be hosted by Edward Yihua Kang, Chairman of the Board, President, and CEO, Yan Guo, Chief Financial Officer. Listeners can access the conference call by dialing #1-913-981-4900. The conference call will also be broadcast live over the Internet and can be accessed at the Company’s web site at the following URL: http://www.everglorygroup.com.

A replay of the call will be available from November 9, 2009 through November 16, 2009 by calling #1-719-457-0820; pin number: 3006456.

About Ever-Glory International Group, Inc.

Based in Nanjing, China, Ever-Glory International Group, Inc. is a leading apparel supply chain manager and retailer in China. Ever-Glory is the first Chinese apparel company listed on the American Stock Exchange (now called NYSE Amex), and has a focus on middle-to-high grade casual wear, outerwear, and sportswear brands. The Company maintains global strategic partnerships in Europe, the United States, Japan and China, conducting business with several well-known brands and retail chain stores. In addition, Ever-Glory operates its own domestic chain of retail stores known as "LA GO GO."

Safe Harbor Statement

Certain statements in this release and other written or oral statements made by or on behalf of the Company are “forward looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future are forward-looking statements within the meaning of these laws. The forward looking statements are subject to a number of risks and uncertainties including market acceptance of the Company’s products and projects, the Company’s continued access to capital, currency exchange rate fluctuation and other risks and uncertainties. The actual results the Company achieves may differ materially from those contemplated by any forward-looking statements due to such risks and uncertainties. These statements are based on our current expectations and speak only as of the date of such statements. Readers should carefully review the risks and uncertainties described in the Company’s latest Annual Report on Form 10-K and other documents that the Company files from time to time with the U.S. Securities and Exchange Commission.

Contact Information

Company Contact
Ever-Glory International Group, Inc.
Yan Guo
Chief Financial Officer
Tel: +86-25-5209-6222

Exhibit 99.1

EVER-GLORY INTERNATIONAL GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2009 AND 2008 (UNAUDITED)

	Three months ended		Nine months ended
	September 30,		September 30,
	2009	2008	2009	2008

NET SALES
Related parties	$66,221	$17,582	$75,572	$510,145
Third parties	24,870,500	31,867,994	66,494,465	75,191,036
Total net sales	24,936,721	31,885,576	66,570,037	75,701,181

COST OF SALES
Related parties	38,281	10,989	47,294	472,373
Third parties	20,264,735	27,284,216	52,667,322	62,563,564
Total cost of sales	20,303,016	27,295,205	52,714,616	63,035,937

GROSS PROFIT	4,633,705	4,590,371	13,855,421	12,665,244

OPERATING EXPENSES
Selling expenses	1,097,840	563,971	2,903,655	1,210,063
General and administrative expenses	1,562,382	1,683,713	5,707,786	4,918,696
Total Operating Expenses	2,660,222	2,247,684	8,611,441	6,128,759

INCOME FROM OPERATIONS	1,973,483	2,342,687	5,243,980	6,536,485

OTHER INCOME (EXPENSES)
Interest income	180,089	41,052	445,117	121,616
Interest expense	(94,016)	(1,468,592)	(332,900)	(2,677,546
Other income	269	571	45,252	53,656
Total Other Income (Expenses)	86,342	(1,426,969)	157,469	(2,502,274

INCOME BEFORE INCOME TAX EXPENSE	2,059,825	915,718	5,401,449	4,034,211

INCOME TAX EXPENSE	(130,479)	(273,203)	(692,206)	(841,850

NET INCOME	1,929,346	642,515	4,709,243	3,192,361

ADD: NET LOSS ATTRIBUTABLE TO THE NONCONTROLING INTEREST	7,552	4,666	25,011	1,417

NET INCOME ATTRIBUTABLE TO THE COMPANY	$1,936,898	$647,181	$4,734,254	$3,193,778

NET INCOME	$1,929,346	$642,515	$4,709,243	$3,192,361

Foreign currency translation gain (loss)	46,364	107,468	(36,947)	1,818,706
COMPREHENSIVE INCOME	1,975,710	749,983	4,672,296	5,011,067

COMPREHENSIVE (INCOME) LOSS ATTRIBUTABLE TO
THE NONCONTROLING INTEREST	(6,752)	34,441	8,749	11,419

COMPREHENSIVE INCOME ATTRIBUTABLE TO
THE COMPANY	$1,968,958	$784,424	$4,681,045	$5,022,486

NET INCOME PER SHARE
Attributable to the Company's common stockholders
Basic	$0.14	$0.05	$0.35	$0.27
Diluted	$0.14	$0.05	$0.35	$0.27
Weighted average number of shares outstanding
Basic	13,558,326	11,914,825	13,546,116	11,692,604
Diluted	13,558,326	12,002,908	13,546,116	11,715,332

Exhibit 99.1

EVER-GLORY INTERNATIONAL GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF SEPTEMBER 30, 2009 (UNAUDITED) AND DECEMBER 31, 2008

ASSETS
	September 30, 2009	December 31, 2008
	(unaudited)
CURRENT ASSETS
Cash and cash equivalents	$3,561,116	$1,445,363
Accounts receivable	14,590,133	9,485,338
Inventories	7,232,455	3,735,227
Value added tax receivable	802,120	-
Other receivables and prepaid expenses	480,667	945,191
Advances on inventory purchases	381,850	288,256
Amounts due from related party	10,475,672	11,565,574
Total Current Assets	37,524,013	27,464,949

LAND USE RIGHT, NET	2,805,175	2,854,508
PROPERTY AND EQUIPMENT, NET	12,574,798	12,494,452
INVESTMENT AT COST	1,467,000	1,467,000
TOTAL ASSETS	$54,370,986	$44,280,909

LIABILITIES AND EQUITY

CURRENT LIABILITIES
Bank loans	$5,398,560	$6,542,820
Loan from related party -short term	500,000
Accounts payable	9,682,539	3,620,543
Accounts payable and other payables- related parties	739,437	754,589
Other payables and accrued liabilities	1,943,983	1,683,977
Value added and other taxes payable	371,655	368,807
Income tax payable	118,921	257,946
Deferred tax liabilities	304,670	80,009
Total Current Liabilities	19,059,765	13,308,691

LONG-TERM LIABILITIES
Loan from related party	2,247,879	2,660,085
TOTAL LIABILITIES	21,307,644	15,968,776

COMMITMENTS AND CONTINGENCIES

EQUITY
Stockholders' equity of the Company
Preferred stock ($.001 par value, authorized 5,000,000 shares,
no shares issued and outstanding)	-	-
Common stock ($.001 par value, authorized 50,000,000 shares,
13,560,240 and 12,373,567 shares issued and outstanding
as of September 30,2009 and December 31, 2008, respectively)	13,560	12,374
Additional paid-in capital	4,592,971	4,549,004
Retained earnings	20,541,793	15,807,539
Statutory reserve	3,437,379	3,437,379
Accumulated other comprehensive income	3,919,913	3,956,860
Total Stockholders' Equity of the Company	32,505,616	27,763,156
Noncontrolling interest	557,726	548,977
Total Equity	33,063,342	28,312,133
TOTAL LIABILITIES AND EQUITY	$54,370,986	$44,280,909

Exhibit 99.1

EVER-GLORY INTERNATIONAL GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2009 AND 2008 (UNAUDITED)

	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$4,709,243	$3,192,361
Adjustments to reconcile net income to cash provided
by operating activities:
Depreciation and amortization	1,512,089	714,446
Deferred income tax	224,493
Amortization of discount on convertible notes		1,934,026
Amortization of deferred financing costs		318,196
Stock issued for interest		2,155
Stock-based compensation	22,181	12,855
Changes in operating assets and liabilities
Accounts receivable	(5,100,967)	(3,306,125)
Accounts receivable - related parties		153,420
Inventories	(3,494,605)	(597,330)
Value added tax receivable	(801,519)
Other receivables and prepaid expenses	(123,094)	(631,466)
Other receivable - related parties		(37,823)
Advances on inventory purchases	(93,524)	(332,988)
Amounts due from related party	1,088,634	(4,059,141)
Accounts payable	6,057,452	4,325,070
Accounts payable and other payables - related parties	72,399	149,688
Other payables and accrued liabilities	259,657	435,963
Value added and other taxes payable	2,845	181,056
Income tax payable	(138,920)	268,334
Net cash provided by operating activities	4,196,364	2,722,697

CASH FLOWS FROM INVESTING ACTIVITIES
Investment in La Chapelle		(1,397,700)
Purchase of property and equipment	(984,346)	(800,669)
Proceeds from sale of equipment	28,537	37,019
Net cash used in investing activities	(955,809)	(2,161,350)

CASH FLOWS FROM FINANCING ACTIVITIES
Contribution from minority shareholders		553,040
Proceeds from bank loans	11,991,062	11,354,904
Repayment of bank loans	(13,134,464)	(10,695,402)
Repayment of long term loan		(1,844,164)
Exercise of warrants		219,635
Net cash used in financing activities	(1,143,402)	(411,987)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	18,600	91,449

NET INCREASE IN CASH AND CASH EQUIVALENTS	2,115,753	240,809

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	1,445,363	641,739

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$3,561,116	$882,548

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

Cash paid during the period for:
Interest expense	$245,105	$295,562
Income taxes	$606,622	$573,557